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                                 EXHIBIT 10.A





                      IN THE UNITED STATES DISTRICT COURT

                          FOR THE DISTRICT OF OREGON


IN RE:                                    Civil No. 95-879-JO-LEAD

LOUISIANA-PACIFIC INNER-SEAL(R)     AMENDMENT TO SETTLEMENT
SIDING LITIGATION                   AGREEMENT


                  THIS AMENDMENT TO SETTLEMENT AGREEMENT ("Amendment") is dated this 26th day of April, 1996 by and among (i) the Plaintiffs in the above litigation, for themselves and on behalf of the Settlement Class as that term is defined in the October 18, 1995 Settlement Agreement ("Plaintiffs");
(ii) Defendant Louisiana-Pacific Corporation ("L-P"); and (iii) Defendant Harry Merlo ("Merlo"), collectively, the "Parties."

                                  BACKGROUND

      The Parties entered into a Settlement Agreement on October 18, 1995 and subsequent thereto, the Settlement Agreement received preliminary approval on October 18, 1995. Since execution of the Settlement Agreement, Plaintiffs and L-P have negotiated certain issues and clarifications. The purpose of this Amendment is to incorporate all such changes and clarifications into the Settlement Agreement.

                                   AGREEMENT

      Subject to court approval as required by the Federal Rules of Civil Procedure, it is hereby stipulated and agreed by the Parties that the Settlement Agreement be amended as follows:

      1.          Definitions

                  1.1 All definitions herein shall have the same meaning and definition as set forth in the Settlement Agreement except as specifically stated herein.

                  1.2 The term "Settlement Class" was not intended to include, nor does it include, builders and developers who previously owned but no longer own structures with Exterior Inner-Seal Siding.

                  1.3 The definition of the term "Settled Claim" is revised by adding the following: "A 'Settled Claim' does not include any claim for consequential damages to other structural components caused by the failure or repair of Exterior Inner Seal(TM) Siding or to claims made against L-P after the expiration of the term of the Settlement Agreement under the express terms of the L-P 25-year Limited Warranty issued with the product."

      2.          Cost of Repair

      Plaintiffs and L-P hired R.S. Means, an independent construction estimating firm, to determine the cost of repair and replacement throughout the country ("Replacement Costs") which include replacement product, labor, materials, installation and painting. Over 300 locations were estimated and identified by zip code. The R.S. Means calculation of Replacement Costs shall be used by the Claims Administrator to calculate compensation for damaged siding in connection with administration of the Settlement Agreement.

      The R.S. Means' Replacement Costs do not include the cost of securing a permit, because local permitting requirements vary widely from location to location. However, if a permit is actually required from the local governmental entity to perform the work, the cost of the permit will be reimbursed from the Settlement Fund upon submission of a receipt therefore to the Claims Administrator.

      3.          Inspection Protocol

      Since the Settlement Agreement was executed, Plaintiffs and L-P have implemented the terms of the Agreement in a Protocol and Manual for use in connection with determining damaged siding. The Protocol is attached hereto as Exhibit A and the Manual is attached hereto as Exhibit B (A final "photo-ready" version of the Training Manual will be prepared, mutually approved by plaintiffs and L-P and used to train independent inspectors).

      With respect to definitions and procedures contained in the Protocol, Plaintiffs and L-P agree to the following changes:

                  a.    Moisture Content

      Paragraph 5(B)(b) of the Protocol is changed to read: "Moisture content in excess of 25%."

                  b.    Partial Walls

      Paragraph 2 of the Protocol is changed to read as follows:

                  a. The damaged lap siding (not panel) on a particular wall (i.e., one side of the structure consisting of all parallel faces) is greater than 65% of the entire wall; and the damage is dispersed over the entire surface of the wall such that if a 9 panel grid were superimposed over the entire wall damage would appear in a minimum of 5 of the panels (in this regard, the Independent Adjuster will have available to him representative grids for different styles of structures on which to indicate the location of the damage to the siding) provided that 2 of the panels are in the top 3 panels.

                  b. The partial walls percentages can be satisfied through cumulative inspections. For example, if on its first inspection, a wall of a home is found to contain 50% damaged L-P siding, the claimant will be paid the Replacement Cost of that product. If the house is inspected at a later date and found to have at least an additional 15% damaged L-P siding on the same wall on which 50% of damaged siding occurred previously, the claimant will be paid the Replacement Cost for that additional damaged siding and, if the aggregate damage found in the initial and subsequent inspections is dispersed over the entire wall such there is damage in at least two of the top three panels of the grid, the claimant will be compensated for replacement of all damaged siding on the wall that was not previously replaced upon submission of satisfactory evidence of having repaired the entire wall of the structure.

                  c. The training manual may be modified in light of training or field experience by agreement of the parties.

                  c.    Fungal Degradation and Decay

      Decay is the decomposition of wood material by fungi. However, not all fungi cause decay. Mold fungi must be distinguished from decay fungi. Molds are surface fungi, often feeding off the paint finish and air-deposit soil and must not be considered as damage. Decay fungi, by contrast, digests wood cell walls and, when found, indicates damage. Mold producing fungi generally appear as powdery or fuzzy surface growth, usually giving a black discoloration. Algae are another type of surface growth that will not damage the substrate. Algae typically will be green in color. These growths present an aesthetic distraction, but do not result in decay and do not indicate damage.

      Decay fungi, by contrast, usually are not visible until they develop fruiting bodies, unless the wall is opened. Some of these fruiting bodies can be quite large and obvious to view, but those of other fungal species may remain small and rather inconspicuous.

      Refer to the photos below to identify decay fungi affecting the wood substrate.

            d.    Tools/Inspection

                  1)    Moisture Meter

      Independent inspectors shall use a moisture meter, e.g., the J-2000 manufactured by Delmhorst Instrument Co., Towaco, NJ. The meter must be able to clearly display the moisture reading; and, if technically feasible, be calibrated for L-P siding. The moisture meter must be operated in accordance with the manufacturer's instructions; must not be used on siding with a wet surface unless it has insulated pins; and temperature correction tables must be used where appropriate.

      In order to avoid unnecessary damage to the siding, the moisture meter test should only be performed if the inspector previously has found checking or excessive edge swell on the board being inspected.

                  2)    Edge Check Probe

      The edge check probe shall be a special tool machined according to the specifications of the Protocol and approved by LP and Class Counsel. The following instructions should be incorporated into the training manual: "The edge checking is excessive if the probe can be inserted using only the pressure of the thumb and forefinger grip, without any prying."

                  3)    Buckling

      In order to measure buckling, the inspector shall use a straight edge that is 32" long, with 1" thick spacer blocks adjustable between 16" to 32". In operating the straight edge, the inspector will need to determine the spacing of the vertical framing in the wall. The inspector will then adjust the 1/4" spacer blocks to that spacing. Place straight edge against the wall horizontally, with spacers placed over framing members. The amount of buckling is unacceptable if the spacer blocks cannot both be in contact with the wall at the same time, if buckling is outward. If buckling is inward, the gap between the straight edge and the wall should be no greater than 1/2".

      4.    Regional Allocation

      The Plaintiffs and L-P have determined that regional allocation is not in the best interests of the class. Accordingly, claims shall be processed in the order received without reference to the square footage of Exterior Inner-Seal(TM) Siding sold within the region.

      5.    Clarification of Release

      Attached as Exhibit C is a copy of the March 15, 1996, letter setting forth the clarification of the Plaintiffs' and L-P's intent regarding the scope of the release insofar as the release relates to individuals and companies involved in the distribution, installation, construction and first time sale of structures with Exterior Inner-Seal(TM) Siding.

      6.    Clarification of Release/L-P 25-Year Limited Warranty

      The release in the Settlement Agreement is amended to exclude claims filed against L-P after the expiration of the Settlement Agreement by consumers under the terms of the L-P 25-year Limited Warranty. At the termination of the Settlement Agreement, L-P's 25-year Limited Warranty shall be in effect for the balance of its term when measured from the date of original installation of the claimant's siding.

      7.    Claims for Unreimbursed Repair

      Paragraph 5.7c. of the Settlement Agreement provides recovery for Class Members who previously have performed repairs at their own expense and without reimbursement from L-P, provided they establish entitlement to such recovery by evidence in accordance with the terms of the Settlement Agreement. Such evidence shall include a receipt or a declaration from a contractor or other persons performing the repair and shall include, if possible, photographs evidencing the damage to the siding and repair that was undertaken.

      8.    Emergency Unreimbursed Repairs

      Claims for Unreimbursed Repairs (including repairs effectuated between November 17, 1995 and the date of Final Approval) may also be filed by Eligible Claimants who make emergency repairs to damaged Exterior Inner-Seal Siding in order to avoid imminent damage to other property of the claimant that will result if such repairs are not promptly made (including damage to the interior wall cavity of the house, its stud works and sheathing). Eligible Claimants may file a Claim for Unreimbursed Repairs (Settlement Agreement, Exhibit "D") covering such emergency repairs upon compliance with the following:

            a. The Eligible Claimant must first call the Claims Administrator and request an Emergency Inspection before completing repairs. If an inspection cannot be completed within ten (10) days, the Eligible Claimant may proceed with the emergency repair and, subject to the further requirements of subsections (b) and (c) below, may file a claim for such unreimbursed repairs.

            b. A claim for Emergency Unreimbursed Repairs must be supported by the following evidence:

                  (1) Photographic or video evidence of the pre-repair siding on the structure, including all damaged areas;

                  (2) That repair or replacement for which reimbursement is sought was limited to Damaged Exterior Inner-Seal Siding that was replaced on an emergency basis in order to avoid imminent damage to other property of the claimant; and

                  (3) The Eligible Claimant must retain for verifying inspection any replaced siding for a period of thirty
                        (30) days following filing of the Claim for Unreimbursed Repairs.

            c. Claims for Emergency Unreimbursed Repairs must be made to the Claims Administrator within one year of the date of the repair.

      9.    Arbitration

      Arbitration with L-P shall be available to Class Members if they are dissatisfied with the amount offered after inspection under the Protocol, as follows:

            a. If a claimant is not satisfied with the payment offered after inspection under the Protocol, the claimant can elect to go to arbitration as to the amount of compensatory damages to be awarded.

            b. The election to arbitrate must be made within 30 days of notification of amount offered to be paid under the Protocol.

            c. The claimant must pay an arbitration fee of $300 for each arbitration; L-P must pay any additional arbitration fees.

            d. In any arbitration, the claimant and L-P shall each bear their own attorneys fees.

            e. If the arbitrator finds that damage to L-P Siding claimed by a class member, is caused in whole or in part, by improper installation, the arbitrator shall determine the percentage of the damage attributable thereto (the "Installation Damage"). Thereafter, the claimant may pursue a claim against its contractor/builder for such Installation Damage to the extent the arbitration award was diminished by a finding of such Installation Damage; and the release of the contractor/builder set forth in the Settlement Agreement, as clarified in paragraph_5 of this Amendment, may not be asserted as a defense in any such action. The decision of the arbitrator shall not be admissible in any subsequent action between a claimant and a contractor/builder The contractor/builder shall retain all claims and defenses at any proceeding between the claimant and the contractor/builder.

      Except as provided herein, the release of the contractor/builder shall remain in full force and effect as to all other claims and as to the recovery of any amount in excess of the Installation Damage. To the extent allowed by law, the applicable statutes of limitation on any claim to recover Installation Damage shall be tolled from the effective date of the Settlement Agreement to the date of the arbitration award.

            f. The result of the arbitration shall be binding, with no right to appeal.

            g. With respect to any such arbitration, the claimant may assert any claims he may have for compensatory damages against L-P under any legal theory available to him and L-P may assert any legal or factual defenses it has to such claims, including any defenses waived under the Settlement Agreement.

            h. Arbitration fees will not be paid out of the Settlement Fund; however, the arbitration award, if any, will be paid out of the Settlement Fund, but only up to the amount offered under the Protocol--the remainder, if any, will be paid separately by L-P outside of the Settlement Fund.

            i. There will be no discovery in arbitration, other than inspection of premises and production of maintenance records.

            j. Any such arbitration will be held at the arbitrator's office or other mutually agreeable suitable location in claimant's jurisdiction.

            k. The details of arbitration process will be determined by L-P and Plaintiffs with the assistance of a Special Master to be appointed by the Court, with the goal being to maximize fairness and efficiency, and minimize cost. The Special Master's fees shall be paid 50% by L-P and 50% by Class Counsel.

      10. Payment of Costs of Claims Administrator Settlement Fund Trustee and Adjusters

      In addition to its obligation to fund the Settlement Fund in accordance with paragraph 14 of the Settlement Agreement, L-P shall pay directly all costs incurred in connection with the retention and operation of the Claims Administrator and the Independent Adjusters. Notwithstanding such payment, the activities of the Claims Administrator and the Independent Adjusters will remain the joint responsibility of L-P and Class Counsel; any disputes between L-P and Plaintiffs respecting the activities of the Claims Administrator Settlement Trustee or the Independent Adjusters shall be submitted for resolution to a Special Master appointed by the Court.

      11.   Binding Effect

      Except for the specific modifications and clarifications as set forth herein, as between Plaintiffs and L-P all other terms and conditions of the Settlement Agreement shall remain in full force and effect without modification. There are no other modifications or clarifications to the Settlement Agreement as between Plaintiffs and L-P not set forth in this Amendment and as to all other terms and conditions, the terms and conditions of the Settlement Agreement shall control.

      12.   First Opt-Out Period

      The First Opt-Out Period shall be extended to May 27, 1996.

      13.   Right to Withdraw

      If the total number of Settlement Class members who elect to opt out of the Settlement Class during the period April 26, 1996 to May 27, 1996 is, in L-P's opinion, excessive, L-P shall have the independent right to withdraw from the Settlement Agreement by giving written notice thereof to Class Counsel no later than close of business, June 7, 1996, PDT.

      14.   Counterparts

      This Amendment to Settlement Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

      DATED this 26th day of April, 1996.

                              Louisiana-Pacific Corporation


                              By:   /S/ STEPHEN GRANT
                                    Stephen Grant
                                    Its:  Senior Vice-President


                              By:   /S/ MICHAEL H. SIMON
                                    Michael H. Simon
                                    Perkins Coie
                                    1211 S.W. Fifth Avenue, Suite 1500
                                    Portland, Oregon 97204

                                    Robert Schick
                                    Vinson & Elkins L.L.P.
                                    2300 First City Tower
                                    1001 Fannin Street
                                    Houston, TX  77002-6760
                                    Counsel for Louisiana-Pacific
                                    Corporation

                                    Harry A. Merlo


                              By:   /S/ WILLIAM F. MARTSON, JR.
                                    William F. Martson, Jr.
                                    Tonkon, Torp, Galen, Marmaduke & Booth
                                    1600 Pioneer Tower
                                    888 Southwest Fifth Avenue
                                    Portland, OR  97204-2099
                                    Counsel for Harry A. Merlo


                              CLASS COUNSEL


                              By    /S/ STEVE W. BERMAN
                                    Steve W. Berman
                                    HAGENS & BERMAN
                                    1301 Fifth Avenue, Suite 2929
                                    Seattle, WA  98101
                                    (206) 623-7292

                                    /S/ WILLIAM H. GARVIN, III
                                    William H. Garvin, III
                                    FONVIELLE & HINKLE
                                    3375-A Capital Circle N.E.
                                    Tallahassee, FL  32308
                                    (904) 422-7773

                                    /S/ MICHAEL F. RAM
                                    Michael F. Ram
                                    Jonathan D. Selbin
                                    LIEFF, CABRASER, HEIMANN & BERNSTEIN
                                    Embarcadero Center West
                                    275 Battery Street, 30th Floor
                                    San Francisco, CA  94111-3339
                                    (415) 956-1000

                                    /S/ BENNET A. McCONAUGHY
                                    Bennet McConaughy
                                    Paul L. Ahern, Jr.
                                    FOSTER PEPPER & SHEFELMAN
                                    1111 Third Avenue, Suite 3400
                                    Seattle, WA  98101
                                    (206) 447-4400

                                    /S/ CHRISTOPHER I. BRAIN
                                    Christopher I. Brain
                                    TOUSLEY BRAIN
                                    5600 Key Tower
                                    Seattle, WA  98101
                                    (206) 682-5600